Exhibit 19.1

NIKE, Inc. Insider Trading Policy

BACKGROUND
NIKE, Inc. (“NIKE” or the “Company”) has adopted this Insider Trading Policy to cover the purchase or sales of NIKE securities by employees, directors, officers, contractors and consultants of NIKE and its subsidiaries.
Federal and state securities laws prohibit a person from buying or selling a company’s securities (e.g., stocks, bonds, options) if he or she is aware of significant information about the company which is not generally known or available to the public (known as “material non-public information”). These laws also prohibit revealing material non-public information to others who may trade.
The consequences of insider trading can be severe. Both the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange are very effective at investigating and detecting insider trading. The SEC and the U.S. Attorney’s office, pursue insider trading violations vigorously. They have successfully prosecuted employees who have traded through foreign accounts, traded only a small number of shares, or whose family members and friends have traded. Companies and their officers and directors also may be subject to liability if they fail to take reasonable steps to prevent insider trading by employees.
This policy is designed to prevent both insider trading and allegations of insider trading, and to protect NIKE’s reputation for integrity and ethical conduct. It is your obligation to read, understand, and comply with this policy, and to Do The Right Thing. If you have any questions regarding this policy, please contact the Office of the Corporate Secretary at ocs@nike.com.
STATEMENT OF POLICY
No Trading on Inside Information. You may not buy or sell NIKE securities, directly or through other persons or entities, if you are aware of material non-public information relating to the Company.
No Tipping. You may not give material non-public information to others or recommend to others that they buy or sell any NIKE securities when you are aware of the information. This is known as “tipping,” and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain directly any benefit from another’s trading.
No Exception for Hardship. You are not excused from this policy because of a personal financial emergency.
Blackout and Pre-clearance Policy. In addition to this policy that applies to all NIKE employees, directors, officers, contractors and consultants, NIKE has adopted a Blackout and Pre-clearance Policy that applies to certain designated individuals including members of NIKE’s Board of Directors, company officers subject to Section 16 of the Securities Exchange Act of 1934 (“executive officers”), certain vice presidents, and other designated employees, contractors and consultants of NIKE and its subsidiaries. The Company will notify you if you are subject to the Blackout and Pre-clearance Policy.
The Blackout and Pre-clearance Policy is designed to help prevent accidental violations of the law and to avoid even the appearance of trading on inside information. It generally prohibits certain people from buying or selling NIKE securities during the period beginning on the fifteenth day of the last month of each fiscal quarter and ending after the first full trading day following the public release of the Company’s earnings for that quarter, and during event-specific blackouts. Directors and executive officers also must pre-clear all transactions in NIKE securities.

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DEFINITION OF MATERIAL NON-PUBLIC INFORMATION
The restrictions in this policy apply to information that is both “material” and “non-public.”
Material Information. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. The following are common examples of material information:
•Projections of future earnings or losses or other earnings guidance.
•Internal futures or backlog order results.
•A major pending or proposed acquisition of or merger with another business, or a purchase or sale of significant assets.
•New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.
•A change in senior management.
•Major events regarding NIKE stock, including the announcement of a stock split, a change in dividend policy, or a sale of stock by the Company.
•Severe financial problems.
•Significant cybersecurity incidents.
•Actual or threatened major litigation or regulatory proceedings, or the settlement of such actions.
Both positive and negative information can be material. Investigators who evaluate trading activity will know if material non-public information was involved because they have the benefit of hindsight. So, if you have a question about whether particular information is material, you should avoid trading.
Non-public Information. Non-public information is information that is not generally known or available to the public. One common misconception is that material information loses its “non-public” status as soon as the information appears in some public media, such as a newspaper or industry newsletter. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered non-public until after the first full trading day after the information is released. For example, if you are aware of undisclosed earnings results and the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell NIKE securities is the opening of the market on Wednesday (assuming you are not aware of other material non- public information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell NIKE securities is the opening of the market on Thursday.
PENALTIES FOR NONCOMPLIANCE
Civil and Criminal Penalties. Potential penalties for insider trading violations include
•imprisonment for up to 20 years,
•criminal fines of up to $5 million, and
•civil fines of up to three times the profit gained or loss avoided.
Controlling Person Liability. If a Company fails to take appropriate steps to prevent illegal insider trading, the Company may have liability as a “controlling person,” with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to directors, officers and managers.
Company Sanctions. Violation of this policy may subject you to disciplinary action, up to and including termination, regardless of whether your actions violated the law.

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SCOPE OF POLICY
Persons Covered. As a director, officer, employee, contractor or consultant of the Company or its subsidiaries, this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in NIKE securities). You are responsible for making sure that the purchase or sale of any NIKE security by any such person complies with this policy.
Transactions Covered. Trading includes purchases and sales of stock, inclusive of restricted stock units, derivative securities such as “put” and “call” options and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes). Trading also includes certain transactions under Company plans, as follows:
• NIKE, Inc. Stock Incentive Plan. This policy’s trading restrictions apply to any sale of restricted stock, restricted stock units or stock you purchase by exercising a stock option, such as through a cashless exercise and sale of the option through a broker. The restrictions do not apply to the exercise of a stock option if you keep (and do not sell) the stock.
• Employee Stock Purchase Plan. This policy’s trading restrictions apply to sales of NIKE stock purchased under the Employee Stock Purchase Plan (the “ESPP”), and to elections to participate in the ESPP or change your contribution. The restrictions do not apply to the regular purchases of stock in the ESPP that result from your periodic payroll contributions under an election you made at the time of enrollment.
• 401(k) Plan. This policy’s trading restrictions do not apply to NIKE stock fund purchases resulting from your earlier election to direct investment of periodic contributions to the 401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc. (the “RSP”) pursuant to your payroll deduction or matching contributions, so long as the earlier election was made at a time when you were unaware of material non-public information. The restrictions do, however, apply to any sale of NIKE stock distributed to you from the RSP. In addition, the restrictions do apply when you make certain new elections or changes in elections under the RSP, including (a) any election to direct any payroll contributions or matching contributions to the NIKE stock fund, (b) any election to direct a rollover contribution to the NIKE stock fund, (c) any change to the percentage contribution to the NIKE stock fund, (d) any change to the amount of your payroll deduction, if that change results in a change in the amount of contributions directed to the NIKE stock fund, (e) any election to make an intra- plan transfer of an existing RSP account balance into or out of the NIKE stock fund, (f) any election to borrow money or pre-pay a RSP loan if that election results in a change in your NIKE stock fund balance, and (g) any election to make a withdrawal or to take a distribution from your RSP account if that election results in a liquidation of some or all of your NIKE stock fund balance.
OTHER PROHIBITED TRANSACTIONS
NIKE considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term, hedging or monetization, or speculative transactions in NIKE securities or in other transactions in NIKE securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in NIKE securities is subject to the following additional guidance.
• Short Sales. You may not engage in short sales of NIKE securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
• Options and Hedging or Monetization Transactions. You may not engage in transactions in options, such as puts, calls and other derivative securities, on an exchange or in private transactions. Certain hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in NIKE securities and limit or eliminate your ability to profit from an increase in the value of the NIKE securities. These transactions are complex, can result
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in unintended securities law violations, and may give the appearance that you are betting against the Company’s performance. Therefore, you are prohibited from engaging in any such transactions involving NIKE securities.
• Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker (such as “Good Until Cancelled”) to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material non-public information may result in unlawful insider trading. However, orders under an approved 10b5-1 Plan are permitted (see below).
• Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material non-public information may, under some circumstances, result in unlawful insider trading. Because of this danger, you should exercise caution in holding Company securities in a margin account or pledging Company securities as collateral for a loan.
POST-TERMINATION TRANSACTIONS
This policy continues to apply to your transactions in NIKE securities even after you have terminated employment or other services to the Company or a subsidiary as follows: if you are aware of material non-public information when your employment or service relationship terminates, you may not trade in NIKE securities until that information has become public or is no longer material.
EXCEPTION FOR APPROVED 10b5-1 PLANS
Buying or selling NIKE securities pursuant to an approved 10b5-1 Plan is not subject to the prohibition on trading on the basis of material non-public information. A “10b5-1 Plan” is a plan that meets the requirements set forth in Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934. All 10b5-1 Plans, including any amendment, modification or termination, or any cancellation of scheduled transactions, must be approved in writing in advance by the Corporate Secretary.
A 10b5-1 Plan must either specify in advance (including by formula) the amount, pricing, and timing of transactions, or delegate discretion on those matters to an independent third party, such as a broker. Once you sign the plan, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade.
In general, you can enter into, amend, modify or terminate a 10b5-1 Plan only when you are not aware of material non-public information (and for persons subject to the Blackout and Pre-clearance Policy, only outside of a blackout period). Additional requirements, including mandatory cooling off periods, and guidance regarding 10b5-1 Plans are available in the 10b5-1 Plan FAQs on the website of the Office of the Corporate Secretary. Please note that the terms and conditions of the ESPP and RSP are not designed to satisfy the affirmative defense conditions of Rule 10b5-1(c)(1).
UNAUTHORIZED DISCLOSURE
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals in the Corporate Communications and Investor Relations departments.
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Please consult the Company’s corporate communication policy for more details regarding the Company’s policy on speaking to the media, financial analysts, and investors.
PERSONAL RESPONSIBILITY
You should remember that you are ultimately responsible for adhering to this policy and avoiding improper trading. If you violate this policy, you may be subject to disciplinary action, up to and including termination, regardless of whether your actions violated the law.
COMPANY ASSISTANCE
Your compliance with this policy is of the utmost importance both for you and for NIKE. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from the Office of the Corporate Secretary. Do not try to resolve uncertainties on your own. The rules relating to insider trading are often complex, not always intuitive and carry severe consequences.
This policy supersedes any previous policy of the Company concerning insider trading restrictions.

rev. July 2024
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